Exhibit 99.1

Dear Winn-Dixie Team Members,

As Peter noted last week, following the completion of the merger between Winn-Dixie and BI-LO, I will assume the role of CEO and President of the combined company. I am pleased that Peter will stay on for a while to assist me in the transition. Peter has been an important part of Winn-Dixie’s many successes and I have a tremendous amount of respect for him.

Let me begin by saying that I am honored to have the opportunity to lead the combined company and to get to work with talented team members like you who are dedicated to ensuring that guests receive an outstanding shopping experience.

I have been working in the retail food industry for almost 30 years, beginning my career in 1978 at Randalls Food Markets, Inc., a family-owned supermarket chain operating in Texas under the banners of “Randalls,” “Tom Thumb” and “Simon David.” I spent the majority of my career at Randalls, eventually serving as Chairman, President and Chief Executive Officer from 1996 to 1999. From November 2003 to October 2004, I served as President of Dominick’s Finer Foods, a division of Safeway, before joining BI-LO’s Board of Directors in 2008 and serving as interim CEO at BI-LO from November 2008 to February 2009.

Winn-Dixie is an industry-leading company with deep roots in the communities and neighborhoods that it serves. I have already had the pleasure of visiting many Winn-Dixie stores since the merger was announced, and this week I will be joining Peter, Larry Appel and Chris Scott in visiting the Winn-Dixie headquarters, regional offices and distribution centers to meet the talented team members who make up Winn-Dixie.

I am eager and enthusiastic about working with the entire Winn-Dixie team so that, together, we can grow these two great companies to achieve even greater success together.

Sincerely,

Randall Onstead

Additional Information and Where to Find it

In connection with the proposed merger and required shareholder approval, Winn-Dixie Stores, Inc. will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WINN-DIXIE AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Winn-Dixie Stores, Inc. with the SEC may be obtained free of charge by contacting Winn-Dixie at Winn-Dixie Stores, Inc., Attn: Investor Relations, 5050 Edgewood Court, Jacksonville, Florida, 32254-3699. Our filings with the SEC are also available on our website at www.WinnDixie.com.

Participants in the Solicitation

Winn-Dixie and its officers and directors may be deemed to be participants in the solicitation of proxies from Winn-Dixie’s shareholders with respect to the merger. Information about Winn-Dixie’s officers and directors and their ownership of Winn-Dixie’s common shares is set forth in the proxy statement for Winn-Dixie’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2011. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Winn-Dixie and its officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.